Exhibit 99.2


                                JAMES H. RIDINGER


                                October 17, 2001

Board of Directors
Market America Inc.
1302 Pleasant Ridge Road
Greensboro, NC 27409

Dear Sirs:

          An entity ("Purchaser") to be formed by James H. Ridinger and Loren A. Ridinger (the "Offering Group"), proposes an acquisition of Market America Inc. (the "Company") by merger of Purchaser into the Company (the "Merger" or the "Transaction"). Prior to the Merger, members of the Offering Group will contribute their shares of the Company to Purchaser. We expect to offer certain members of the Company's management the opportunity to join the Offering Group.

          The terms of our proposal are that holders of Company Common Stock not part of the Offering Group shall receive $8.00 in cash pursuant to the Merger in exchange for each share of Common Stock.

          Completion of the Merger would be conditioned upon approval of the Transaction by shareholders of the Company holding a majority of the shares of Common Stock not held by the Offering Group.



                                         /s/ James H. Ridinger
                                       ----------------------------------------
                                       James H. Ridinger, for the Offering Group